Exhibit 99.1

Sonder Holdings Inc. Receives Nasdaq Staff Determination Letter; Has Requested Hearing Before Hearings Panel

October 7, 2024

SAN FRANCISCO, October 7, 2024 (GLOBE NEWSWIRE) -- Sonder Holdings Inc. (NASDAQ: SOND, “Sonder” or the “Company”) today announced that it has received a letter from the staff of the Listing Qualifications Department (the “Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) notifying the Company that since it remains delinquent in filing its Forms 10-Q for the periods ended March 31 and June 30, 2024 (the “Forms 10-Q”), respectively (the “Delinquent Filings”), the Staff has determined that the Company is non-compliant with Nasdaq Listing Rule 5250(c)(1). Previously, the Staff granted the Company an exception until September 30, 2024, to file all delinquent periodic reports. Additionally, the Company was previously deemed delayed on the filing of the Annual Report on Form 10-K for the year ended December 31, 2023 (the “2023 Form 10-K”); however, the Company has since filed the 2023 Form 10-K on September 27, 2024, and the Staff determined that the Company complies with respect to the 2023 Form 10-K. As a result of the Delinquent Filings, the Company’s common stock and warrants are subject to suspension in trading on October 10, 2024, and delisting from Nasdaq unless the Company appeals and requests a hearing before a Hearings Panel (“Hearings Panel”) by 4:00 Eastern Time on October 8, 2024.

On October 2, 2024, the Company submitted an appeal to Nasdaq requesting a hearing before a Hearings Panel at which it intends to present its plan to regain and thereafter maintain compliance with all applicable Nasdaq listing requirements. The appeal automatically suspends any potential delisting through at least October 23, 2024, 15 calendar days from the date the request for hearing was due. In connection with its request for a hearing, however, the Company has also requested a stay of the suspension of trading and delisting of its common stock and warrants, pending the later hearing and decision of the Hearings Panel. The Company has been informed that hearings are typically scheduled to occur approximately 30-45 days after the date of the hearing request. The Company intends to file the Forms 10-Q in the next 30-45 days. A panel will notify the Company by October 18, 2024, of its decision to allow the Company to continue to trade on Nasdaq pending the later hearing and a decision by the Hearings Panel. There can be no assurance that the panel will grant the Company’s request for continued listing or stay the delisting of its common stock and warrants and there can be no assurance that the Company will file the Forms 10-Q by the hearing’s scheduled date.

About Sonder

Sonder (NASDAQ: SOND) is a leading global brand of premium, design-forward apartments and intimate boutique hotels serving the modern traveler. Launched in 2014, Sonder offers inspiring, thoughtfully designed accommodations and innovative, tech-enabled service combined into one seamless experience. Sonder properties are found in prime locations in over 40 markets, spanning ten countries and three continents. The Sonder app gives guests full control over their stay. Complete with self-service features, simple check-in and 24/7 on-the-ground support, amenities and services at Sonder are just a tap away, making a world of better stays open to all.

To learn more, visit www.sonder.com or follow Sonder on Instagram, LinkedIn or X.

Download the Sonder app on Apple or Google Play.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations or beliefs, as well as assumptions about future events. Forward-looking statements include all statements that are not historical facts and can generally be identified by terms such as “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potentially,” or “will” or similar expressions and the negatives of those terms. These statements include but are not limited to, statements relating to the Company’s plans and expectations about the completion and filing of its delayed SEC reports, its submission of a request for a hearing, its estimation of the Nasdaq’s scheduling of such hearing, its submission of a request to stay the suspension of trading and delisting of its common stock and warrants on the Nasdaq. Actual results could differ materially from those expressed in or implied by the forward-looking statements due to a number of risks and uncertainties, including but not limited to uncertainties about the timing and outcomes of the Company’s request for a hearing, Nasdaq’s acceptance of the hearing request and scheduling of the hearing, and the outcome of the request to stay the suspension of trading and delisting on the Nasdaq, duration of any extension that Nasdaq may grant, the potential inability to meet Nasdaq’s requirements; uncertainties associated with the Company’s preparation of the delayed SEC reports and the related financial statements, including the possibility that additional accounting errors or corrections will be identified; the possibility of additional delays in the filing of the Forms 10-Q; and the other risks and uncertainties described in the Company’s SEC reports, including its Current Report on Form 8-K filed on October 7, 2024, and under the heading “Risk Factors” in its most recent annual report on Form 10-K and quarterly reports on Form 10-Q, which are available at www.sec.gov. The forward-looking statements contained herein speak only as of the date of this press

Exhibit 99.1
release. Except as required by law, the Company does not undertake any obligation to update or revise its forward-looking statements to reflect events or circumstances after the date of this press release.

Contacts

Media:

press@sonder.com

Investor:

ir@sonder.com